UNITED STATES
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ENERGY PARTNERS, LTD.

(Name of Registrant As Specified In Its Charter)
ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.

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EXHIBIT INDEX

Exhibit No.
99.1	Australian Stock Exchange Announcement, dated August 28, 2006

ASX Announcement (ASX: WPL) Monday, 28 August 2006 8:30pm (AWST)

Media	Investors
Roger Martin	Mike Lynn
US: +1 985 249 5300	W: + 61 8 9348 4283
W: + 61 8 9348 4591	M: + 61 439 691 592
M: + 61 413 018 674	E: mike.lynn@woodside.com.au
E: roger.martin@woodside.com.au

Woodside Subsidiary to Make Offer for Energy Partners, Ltd.
Woodside Petroleum Ltd’s wholly-owned subsidiary, ATS Inc., will make a takeover offer for the independent publicly listed US oil and gas company Energy Partners, Ltd. (“EPL”).
ATS intends to begin a tender offer for the outstanding shares in the New Orleans-based company for US$23.00 per share in cash, subject to an increase to US$24.00 per share in cash under certain circumstances.
The US$23.00 per share offer represents a 25% premium on EPL’s closing price on Friday of US$18.40.
ATS already has a 4.5% stake in EPL, acquired on the open market in recent weeks.
The acquisition of EPL would continue Woodside’s growth in the Gulf of Mexico, immediately increasing the company’s production and reserves.
The offer will be conditional on EPL’s shareholders voting down their company’s pending merger with the Lafayette-based Stone Energy Corporation. Other standard terms and conditions will also apply.
Woodside Chief Executive Don Voelte said the successful acquisition of EPL would complement the company’s existing operations in the Gulf of Mexico.
“We are building a significant presence in the Gulf and the acquisition of EPL would be a valuable addition to what is already an important business for us,” Mr Voelte said.
“Woodside already has considerable operations in Louisiana and this acquisition allows us to grow our presence in the New Orleans area.”
The planned takeover follows last year’s acquisition by Woodside Energy USA of the Houston-based Gryphon Exploration Company.
EPL has reported interests in 120 blocks, almost all of which are in the Gulf of Mexico. As at 31 December 2005, EPL reported proved reserves of 59.3 million barrels of oil equivalent, comprising 53.1% oil and 46.9% gas.
In the second quarter of 2006, EPL recorded average daily production of 28,117 barrels of oil equivalent.
Attached is a more detailed release by ATS Inc. which has been filed with the United States Securities and Exchange Commission.
Woodside Petroleum Ltd., GPO Box D188, Perth, Western Australia 6000. Tel: +61 8 9348 4000
www.woodside.com.au    A.B.N. 55 004 898 962

News Release
ATS INC., A MEMBER OF AUSTRALIA’S WOODSIDE GROUP, TO MAKE ALL-CASH PROPOSAL TO ACQUIRE ENERGY PARTNERS, LTD. (“EPL”)
•	ATS to offer US$23.00 per share in cash, subject to an increase to US$24.00 per share in cash under certain circumstances

•	ATS proposal would provide a 25% premium (or, under certain circumstances, a 30% premium) to EPL’s latest closing price (25 August 2006) of US$18.40

•	Acquisition would build strongly on the Woodside Group’s existing presence in the Gulf of Mexico, while retaining EPL’s strong presence in the New Orleans area
Covington, Louisiana, 28 August 2006 — ATS Inc., a subsidiary of Woodside Petroleum Ltd. (ASX:WPL), Australia’s largest publicly listed oil and gas company, is making an all-cash proposal to acquire for US$23.00 per share the outstanding shares of common stock of Energy Partners, Ltd. (NYSE: EPL), an independent oil and gas producer which operates in the Gulf of Mexico.
ATS’s base offer price of US$23.00 per share represents a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%

ATS currently holds 1,719,000 shares in EPL, or about 4.5% of the shares outstanding as reported in EPL’s latest quarterly filing.
ATS intends to take its offer directly to EPL’s stockholders by commencing an all-cash tender offer for the outstanding EPL shares. ATS’s offer is conditional on EPL stockholders voting down the company’s current merger agreement with Stone Energy Corporation (NYSE: SGY). Other standard terms and conditions will also apply. ATS intends to solicit proxies against this merger.
ATS is filing litigation in the Delaware Court of Chancery today seeking, among other things, to invalidate certain provisions of the merger agreement between SGY and EPL relating to two termination fees. The first fee has already been advanced from EPL on behalf of SGY in payment of a termination fee in respect of SGY’s previously announced merger with Plains Exploration and Production Company. The second fee would be payable from EPL to SGY in the event of a termination of their current merger agreement under certain circumstances.
If either termination fee is invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$23.50 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%

If both termination fees are invalidated, ATS intends to benefit EPL’s stockholders by increasing the offer price to US$24.00 per share. This increased offer would represent a premium above EPL’s latest closing price (25 August 2006) of US$18.40 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%

Woodside Petroleum Ltd. is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange and has a market capitalization of about US$22 billion. Woodside has its headquarters in Perth, Australia and has about 3400 employees. It has exploration interests in eleven countries, and production from four.
Woodside is best known as the operator and one-sixth owner of the North West Shelf Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, liquid petroleum gas, pipeline gas, crude oil and condensate.
The Woodside Group has been active in the United States since 1999 and has offices in Los Angeles, Houston and Covington.

Media Contact:	Roger Martin
Telephone:	(985) 249 5300
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of EPL. The proposed tender offer for the outstanding shares of EPL common stock described in this press release has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). EPL stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. EPL stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.
THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.